Exhibit 10.1

Letter Agreement dated February 15, 2011, by and between VASCO Data Security International, Inc. and T. Kendall Hunt.

February 15, 2011

Mr. T. Kendall Hunt

Chairman & CEO

VASCO Data Security International, Inc.

1901 South Myers Road, Suite 210

Oakbrook Terrace, IL 60181

Dear Mr. Hunt:

This letter confirms our mutual understanding of the terms and conditions applicable to your assignment to work in Switzerland.

VASCO Data Security International, Inc. (the “Company”) and you ( “you” or “Executive”) have entered into an Amended and Restated Employment Agreement dated as of December 15, 2010 (the “Employment Agreement”).

The Company has requested that, during the period beginning on October 1, 2011 (or earlier, depending on the availability of housing) through the end of the Employment Period (as defined in the Employment Agreement) (the “Assignment Term”) , Executive relocate his place of business from Oakbrook Terrace, Illinois to Zurich, Switzerland to lead certain business initiatives of the Company and its subsidiaries (the “Swiss Assignment”).

A-1.	Location.

During the Assignment Term, Executive shall perform his duties (as described in Section 1.2 of the Employment Agreement) primarily at the Company’s offices in Zurich, Switzerland. Executive will travel as reasonably necessary to perform his duties, which may include significant travel, including internationally. Notwithstanding the Swiss Assignment, Executive is expected to attend meetings of the Board of Directors of the Company in person, regardless of the location of such meetings.

A-2.	Transition Support and Allowances.

The Company shall pay for the following expenses, allowances and benefits with respect to the Swiss Assignment. Such allowances and benefits shall not be considered for purpose of any calculations under the Company’s benefit plans.

(a) Work Permits/Visas. The Company will assist in obtaining the proper work permits and/or visas necessary for the provision of services in Switzerland and reimburse Executive for any work permit/visa, passport and immigration expenses, including expenses for Executive’s spouse.

Mr. T. Kendall Hunt

February 15, 2011

(b) Transportation and Expenses.

(i) Move-Related Transportation and Expenses. The Company shall reimburse Executive for actual and reasonable expenses incurred in connection the Swiss Assignment, including temporary living expenses (e.g., hotel costs, meals, transportation, etc.) and expenses relating to the shipping of clothing, personal effects and household goods. Executive agrees to secure independent housing in Switzerland no later than October 1, 2011.

(ii) Furniture and Settling-In Allowance. The Company will pay Executive USD 100,000 immediately prior to the Assignment Term to cover furniture (whether leased or purchased) at Executive’s independent housing in Switzerland during the Assignment Term and to assist with home finding and language training in Switzerland.

(iii) Personal Air Travel. The Company shall provide reimbursement for personal air travel between Switzerland and the U.S. for Executive and his spouse four times during each of the 12-month periods beginning on October 1, 2011, October 1, 2012 and October 1, 2013. Reimbursements will be made according to the Company’s business travel policy. Alternative travel or cash substitution is not permitted.

(c) Cost-of-Living Allowance. During the Assignment Term, but beginning when Executive secures independent housing and the reimbursement of move-related expenses described in Section A-2(b)(i) ceases, the Company shall pay Executive:

(i) an aggregate monthly allowance of USD 11,903 to compensate Executive for the costs of housing and utilities in Switzerland during the Assignment Term (the “Housing Allowance”);

(ii) an aggregate monthly allowance of USD 2,940 to compensate Executive for transportation costs (including use of a car, whether leased or owned) in Switzerland during the Assignment Term (the “Transportation Allowance”); and

(iii) an aggregate monthly allowance of USD 9,721 to compensate Executive for the higher cost of goods and services in Switzerland during the Assignment Term (the “Cost of Living Allowance”).

Mr. T. Kendall Hunt

February 15, 2011

The Housing Allowance, Transportation Allowance and Cost of Living Allowance shall be reviewed by the Compensation Committee of the Company’s Board of Directors and Executive annually so that changes in the cost of housing and utilities, transportation, and goods and services in Switzerland, as compared to the U.S., as well as the exchange rate, can be reflected.

(d) Medical Coverage. To the extent U.S. medical coverage is not available in Switzerland, the Company shall pay for the cost of securing substantially similar coverage in Switzerland for Executive and his spouse.

(e) Seconded Arrangement; Other Benefits. Executive shall be seconded to VASCO Data Security International GmbH in Switzerland and shall continue to remain an employee of the Company. Executive shall remain eligible to participate in the Company’s Annual Bonus Plan and Equity Incentive Plan (as such terms are defined in the Employment Agreement) and other employee benefit plans in accordance with Section 2.4 of the Employment Agreement and will continue to contribute to U.S. social security benefits.

(f) Tax Equalization. Under tax equalization, Executive’s obligation for income taxes on his compensation from the Company shall not exceed the amount of income tax calculated on such compensation as if Executive had remained at the Company’s Oakbrook Terrace office (the “Hypothetical Tax”). Executive will be subject to applicable withholdings on his compensation from employment with the Company. After the end of each calendar year that occurs during the Assignment Term, the Hypothetical Tax will be compared with Executive’s estimated U.S. federal and Illinois income taxes and a settlement made. In return, the Company will pay all actual U.S. federal, Illinois and Swiss income taxes payable by Executive with respect to his compensation from the Company paid during the Assignment Term.

(g) Tax Return Preparation and Counseling Services. The Company shall retain the services of Aon Hewitt (or another firm reasonably acceptable to the Company and Executive) to counsel Executive with respect to the tax implications of the Swiss Assignment and to prepare Executive’s and his spouse’s U.S. and Switzerland income tax returns and reconciliation as required by law.

(h) Tax Gross-Up. To the extent that the provision of assignment benefits described in Section A-2(a) through and including Section A-2(g) results in taxable income to Executive, the Company shall pay Executive an amount to satisfy Executive’s U.S. income tax obligation. Such payment shall be made as soon as practicable after the tax liability arises but in no event later than the end of the year following the year in which the tax is due. For the avoidance of doubt, any amount paid to Executive pursuant to this Section A-2(h) shall not also be subject to a tax gross-up.

Mr. T. Kendall Hunt

February 15, 2011

A-3.	Repatriation.

At the end of the Assignment Term, the Company will pay Executive’s and his spouse’s actual and reasonable expenses associated with repatriation to Oak Park, Illinois (location of their residence as of the date of this Assignment Letter).

A-4.	Termination of Employment During Assignment Term.

If Executive’s employment is terminated for any reason during the Assignment Term, the terms of Article III of the Employment Agreement shall control; provided, that Executive’s relocation to Switzerland shall not constitute an event giving rise to a termination by Executive for Good Reason under Section 3.3(iv) of the Employment Agreement. If the termination is for any reason other than for Cause, the Company shall pay the actual and reasonable expenses associated with repatriation of Executive and his spouse to the U.S.

A-5.	Application of Section 409A to Benefits-in-Kind, Expense Reimbursements and Allowances

(a) Benefits-in-Kind; Expense Reimbursements. Benefits-in-kind and any provision for reimbursement of expenses during the assignment period will be subject to the following rules, as required to comply with Code Section 409A (as such terms are defined in the Employment Agreement):

(i) The amount of in-kind benefits provided or expenses eligible for reimbursement in one calendar year may not affect in-kind benefits or reimbursements to be provided in any other calendar year.

(ii) Expenses will be reimbursed as soon as administratively possible, but in no event shall expenses be reimbursed later than December 31st of the year following the year in which the expense was incurred.

(iii) The right to an in-kind benefit or reimbursement may not be subject to liquidation or exchange for another benefit.

(b) Allowances. Allowances generally shall be paid monthly. In no event shall the payment of any allowance be made later than March 15th of the year following the year in which Executive is entitled to payment.

A-6.	Miscellaneous.

(a) Except as otherwise specifically modified by this Assignment Letter, the Employment Agreement remains in full force and effect.

Mr. T. Kendall Hunt

February 15, 2011

(b) This Assignment Letter contains the entire understanding of the parties hereto with regard to the Swiss Assignment and supersedes all prior agreements or understandings with respect thereto.

(c) This Assignment Letter shall be governed by and construed in accordance with the internal laws of the State of Illinois, without regard to its conflict of law principles.

(d) This Assignment Letter may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

Sincerely,

VASCO Data Security International, Inc.

By:	/s/ John N. Fox, Jr.
John N. Fox, Jr.
Director and Chair of the Compensation Committee of the Board of Directors

Acknowledged and Agreed to

as of the date first set forth above:

/s/ T. Kendall Hunt
T. Kendall Hunt